UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 5, 2005

PMA Capital Corporation

(Exact name of Registrant as specified in its charter)

Pennsylvania	000-22761	22-2217932
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

380 Sentry Parkway Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(215) 665-5046

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ٱ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ٱ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ٱ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ٱ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in PMA Capital Corporation’s Proxy Statement, dated March 29, 2005, the Compensation Committee of the Board of Directors recently retained an independent compensation consultant to analyze the fee structure of the Board of Directors in comparison to current market data. On May 5, 2005, the Board of Directors of PMA Capital Corporation (the “Company”) considered the recommendations made by such consultant and modified its compensation arrangements with its non-employee directors by eliminating meeting fees for the Board of Directors, adding a fixed equity component to director compensation, and adjusting the schedule of retainers for committee assignments. The following is a summary of the compensation structure in effect for non-employee directors effective as of May 5, 2005.

Board of Directors
Member Annual Retainer	$30,000, plus 2,500 shares of restricted stock*
All Committees other than the Audit Committee
Chair Annual Retainer	$10,000
Member Annual Retainer Meeting Fees	$5,000 $1,500 per meeting
Audit Committee
Chair Annual Retainer	$15,000
Member Annual Retainer Meeting Fees	$7,500 $1,500 per meeting

* These shares of restricted stock were issued on May 5, 2005. Restrictions on these shares of restricted stock will lapse on May 5, 2006.

In addition, the Board of Directors agreed to pay Neal C. Schneider, the non-Executive Chairman of the Board of Directors, an annual retainer of $200,000 plus an annual stock option grant equal in value to $50,000. Mr. Schneider also receives the annual retainer applicable to all members of the Board of Directors and committee retainers and meeting fees for committees of which he is a voting member.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PMA Capital Corporation

May 11, 2005	By:	/s/ William E. Hitselberger
	Name:	William E. Hitselberger
	Title:	Executive Vice President and Chief Financial Officer